HomeStreet Bank to Acquire Business Lending Team and San Marcos Retail Branch of Silvergate Bank
SEATTLE, WA / LA JOLLA, CA - November 16, 2018 - (BUSINESS WIRE) - HomeStreet, Inc. (Nasdaq:HMST) (the “Company” or “HomeStreet”), the parent company of HomeStreet Bank (“HomeStreet Bank”), together with Silvergate Bank (“Silvergate”), a California commercial bank, announced today that HomeStreet Bank and Silvergate have executed a definitive agreement for HomeStreet Bank to acquire the San Marcos, Calif., retail branch of Silvergate as well as its business lending team. The parties expect to close the transaction in the first half of 2019, subject to customary closing conditions including regulatory approvals.
As of October 31, 2018, total deposits to be acquired are approximately $123 million. Additionally, HomeStreet will be acquiring certain other assets, including loans totaling approximately $123 million and certain off-balance sheet deposit relationships. The branch is located at 277 Rancheros Drive, Suite 300, in San Marcos, Calif, a growing area of Northern San Diego County. The Silvergate employees who work at the San Marcos branch as well as the business lending team will be offered positions at HomeStreet Bank. Silvergate’s chief banking officer, Dino D’Auria, and his team of seasoned commercial bankers and operations staff are expected to become HomeStreet’s San Diego commercial banking team. This acquisition would increase the number of HomeStreet’s retail deposit branches to five in San Diego County and 17 in Southern California.
“We have a strong, growing presence in Southern California, and we are excited to add another bank branch in the San Diego area,” said HomeStreet Bank Chairman, President and CEO Mark K. Mason. “This acquisition also substantially increases our commercial lending team in Southern California and adds a proven leader and his team to our San Diego operations. We’re looking forward to welcoming new employees and customers to our HomeStreet family and are working with the Silvergate team to ensure a smooth transition for everyone involved.”
“We have enjoyed wonderful relationships with our customers whose loans and deposits are included in this transaction, and we sincerely appreciate their trust allowing us to be of service. In considering this transaction, we sought a partner that mirrors our service philosophy and are pleased to introduce our customers to HomeStreet, which will be retaining the key employees that have built and maintained the relationships with these customers,” said Alan Lane, Silvergate’s Chief Executive Officer. Mr. Lane added, “This transaction enables us to increase our focus on our core fintech deposit initiative and our specialty lending competencies.”
The San Marcos location will continue to operate as a branch of Silvergate Bank until the transaction is completed. Upon closing, the branch will become part of HomeStreet Bank.
Barclays Capital acted as Silvergate’s financial advisor for this transaction and Breakwater Law Group acted as its legal advisor.

Forward-Looking Statements Regarding HomeStreet

This press release contains forward-looking statements concerning HomeStreet, Inc. and HomeStreet Bank, and their operations, performance and likelihood of success. All statements other than statements of historical fact are forward-looking statements. In particular, statements regarding the Company’s anticipated future performance and financial condition, as well as the expected closing of the transaction, which remains subject to certain conditions, are forward looking in nature and are subject to many other factors, including changes in market conditions that may impact our ability to meet our expectations. Forward-looking statements are based on many beliefs, assumptions, estimates and expectations of our future performance, taking into account information currently available to us. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond HomeStreet’s control. You should consider, among other things, the risk factors included in our periodic reports filed with the Securities and Exchange Commission, including but not limited to our most recent Quarterly Report on Form 10-Q for the third quarter of this year. Forward-looking statements speak only as of the date made, and we do not undertake to update them to reflect changes or events that occur after that date. HomeStreet is not responsible for any statements or disclosures regarding any party other than HomeStreet, Inc. or HomeStreet Bank that may be contained in this press release.

About HomeStreet, Inc.

HomeStreet, Inc. (Nasdaq:HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii through its various operating subsidiaries. The company operates two primary business segments: Mortgage Banking, which originates and purchases single family residential mortgage loans, primarily for sale into secondary markets; and Commercial & Consumer Banking, including commercial real estate, commercial lending, residential construction lending, retail banking, private banking, investment, and insurance services. Its principal subsidiaries are HomeStreet Bank and HomeStreet Capital Corporation. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com.

Contact:

Investor Relations:
Gerhard Erdelji, 206-515-4039
gerhard.erdelji@homestreet.com

or

Media Relations:
Michael Brandt, 206-876-5506
michael.brandt@homestreet.com
ir.homestreet.com/news

About Silvergate Bank:
Silvergate Bank is a subsidiary of Silvergate Capital Corporation and a provider of innovative financial infrastructure solutions and services to participants in the digital currency industry. At September 30, 2018, Silvergate had total assets of $2.2 billion and total deposits of $1.9 billion, including $1.7 billion of noninterest bearing deposits. For more information, please visit www.silvergatebank.com.
Contact:
Alan Lane, 858-362-6300